Exhibit 99.1

News Release

JBT Corporation 70 W. Madison Chicago, IL 60602

For Release: IMMEDIATE

Investors & Media:	Debarshi Sengupta	1+312-861-6933

JBT Corporation Announces Appointment of Chairman and Executive Officers; Provides Webcast Details for 2014 Investor Day

CHICAGO, May 20, 2014 -- JBT Corporation (NYSE: JBT) today announced that its Board of Directors has elected Thomas W. Giacomini as Chairman. Mr. Giacomini, the President and Chief Executive Officer of the Corporation, replaces Charles H. Cannon, Jr., who retired as Executive Chairman on May 13, 2014.

The Board also confirmed the executive management team reporting to Mr. Giacomini, along with new corporate titles:

Brian A. Deck – Executive Vice President, Chief Financial Officer and Treasurer

David C. Burdakin – Executive Vice President and President, JBT AeroTech

James L. Marvin – Executive Vice President, General Counsel and Secretary

Mark K. Montague – Executive Vice President, Human Resources

Steve R. Smith – Executive Vice President and President, JBT FoodTech

As previously announced, the Company’s Investor Day will be held on May 22, 2014 at the Omni Berkshire Place Hotel in New York, NY. The presentation will be simultaneously webcast in listen-only mode from 9:00 a.m. until noon ET. The webcast and presentation materials will be accessible through the Investor Relations link on JBT’s website at http://ir.jbtcorporation.com or through a direct link at http://wsw.com/webcast/cc/jbt/. An online audio replay of the presentation will be available on JBT’s Investor Relations website starting at approximately 2:00 p.m. ET on May 22, 2014.

At the Investor Day, Mr. Giacomini and the executive management team will present the Company’s long-term vision, strategy, business outlook and financial framework.

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JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to the food processing and air transportation industries. JBT Corporation designs, manufactures, tests and services technologically sophisticated systems and products for regional and multi-national industrial food processing customers through its JBT FoodTech segment and for domestic and international air transportation customers through its JBT AeroTech segment. JBT Corporation employs approximately 3,300 people worldwide and operates sales, service, manufacturing and sourcing operations located in over 25 countries. For more information please visit www.jbtcorporation.com.